Exhibit 99.1

AITX's RAD Expands Data Center Security Footprint to 30 Units at Single Site

SARA Licensed Deployment Expected to Exceed $500K in Annual Recurring Revenue

Detroit, Michigan, April 10, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITXD), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has secured an order for ten additional RIO™ Mini autonomous solar powered security towers, each licensed with SARA™ (Speaking Autonomous Responsive Agent), from an existing Midwest based construction client. The units will soon be deployed at a large-scale data center development site, bringing the client's total planned deployment at this single location to thirty RIO Mini units, each operating with SARA.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES

Artist’s depiction of RAD RIO Mini solar powered security towers deployed across a large scale data center campus.

The expansion comes as data center development accelerates across North America, with hundreds of new facilities currently under construction or in advanced planning to support growing demand for cloud computing and AI infrastructure. These large-scale projects often span extensive footprints and multi-year timelines, creating prolonged periods where valuable materials, equipment, and critical infrastructure are exposed before permanent security systems are in place. This environment is driving increased adoption of rapidly deployable, autonomous security solutions capable of providing continuous coverage and intelligent response throughout the construction phase.

Upon deployment of these additional ten units, the thirty-unit RIO Mini footprint at this location is expected to earn the Company more than $500,000 in annual recurring revenue (ARR), reinforcing the Company's expanding base of contracted revenue and continued progress toward achieving positive operating cash flow. The customer's growth from an initial deployment to a thirty-unit footprint at a single site reflects a repeatable expansion pattern as large scale construction projects advance and security requirements increase.

"Large scale data center developments represent some of the most critical infrastructure projects underway today," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "These sites demand continuous awareness and response from the earliest stages of construction through full operation. What we are seeing is a clear shift toward autonomous security as a practical and scalable solution during this phase. Expanding to thirty RIO Mini units at a single location reflects both the customer's confidence in our technology and the growing role that SARA is playing in securing complex, high value environments."

RAD anticipates further expansion with this client as the data center development progresses, with additional deployments aligned to evolving site requirements. The Company continues to see similar opportunities across large scale construction projects where security needs increase in step with project complexity and asset concentration.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/